Exhibit  99.1

Press Release

3515 SE Lionel Terrace

Stuart, FL 34997

Tel:  772-287-4846

Fax:  772-781-4778

http://www.ultrastrip.com

For Release: June 24, 2003

Contact:

Mickey Donn, Sr. VP of Operations

772-287-4846 ext. 105 or email, mdonn@ultrastrip.com

UltraStrip Announces $25 Million Long-Term Contract with Singapore Firm

Stuart, Florida, June 24/PRNewswire/--

UltraStrip Systems, Inc. (“UltraStrip”), the developer of innovative robotic ship hull cleaning equipment, announced today that Jackwell Engineering Pte Ltd, a Singapore surface preparation service contractor firm, has placed an initial order for two robotic systems for delivery in September 2003 under the terms of a five year contract with UltraStrip, originally entered into in August 2002, providing for the purchase of up to $25 million of UltraStrip’s robotic systems under an exclusive licensing arrangement for the M3500 Robotic System in Singapore.

Under the agreed purchase order and payment terms entered into by Jackwell and UltraStrip on June 19, 2003, Jackwell has agreed to make a $950,000 down payment to UltraStrip prior to July 4, 2003 for the manufacture of the first two systems.  Representatives of Jackwell and its partner, Asia Crossing Pte Ltd., have stated to management of Ultrastrip that payment is being arranged by Asia Crossing Pte Ltd.  The payment balance is to be made to UltraStrip four weeks prior to delivery of the two systems in September 2003.

UltraStrip has agreed to make delivery and complete training services to Jackwell through an existing domestic surface preparation service contract. To maintain exclusivity in the Singapore market, Jackwell has agreed to purchase up to twenty (20) systems under the terms of the five-year arrangement. Before the end of July, principals from both companies plan to meet to discuss accelerating these commitments.

President and CEO Dr. Robert O. Baratta states, “UltraStrip Systems is delighted to establish this relationship with Jackwell Engineering. Jackwell is an aggressive competitor in one of the premier ship repair countries in the world and the robotic systems produced by UltraStrip will give them a productivity advantage over competing contractors in Singapore’s ship repair business. Jackwell will assume a leadership role in addressing the environmental issues created by grit blasting.”

Jack Ng, President of Jackwell Engineering, said, “UltraStrip’s M3500 is the state of the art paint removal equipment in the world today and we are excited to be the exclusive contractor for the Singapore ship repair industry. There are tremendous advantages to the use of ultra high-pressure water with complete containment of the toxic paint over the current method of grit blasting. The air will no longer be filled with grit contaminating the atmosphere, the ocean, and the health of our workers. It is safe, highly productive, and environmentally friendly. What more could we ask for?”

UltraStrip develops and manufactures robotic solutions to environmental problems in the surface preparation and coatings removal industry and has developed portable, self-contained filtration equipment for possible use in homeland security. UltraStrip's patented robotic water jetting systems are designed to provide an environmentally safe coatings removal process in both heavy marine and above ground storage tank applications. The robotic systems represent a significant innovation in the surface preparation of ships and other structures.  UltraStrip's patented systems have been used on the USS Eisenhower, a U.S. Navy Nimitz-class aircraft carrier, the USS Cole, the U.S. Navy destroyer attacked in Yemen in October 2000, the USS Doyle, a Navy guided missile destroyer, the USS Shreveport, LPD-17, Carnival and NCL cruise ships, as well as in the Lisnave Ship Yard in Portugal, one of the world’s busiest commercial yards for the heavy marine industry. Information on UltraStrip can be obtained through its recently updated website http://www.ultrastrip.com.

Forward Looking Statements: This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward- looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.

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